EXHIBIT 99.1

Press Release dated October 29, 2003

For Information Contact
At Greater Bay Bancorp:	At Silverman Heller Associates:
David L. Kalkbrenner, CEO	Philip Bourdillon/Gene Heller
(650) 614-5767	(310) 208-2550
Byron A. Scordelis, President and COO
(650) 614-5751
Steven C. Smith, EVP and CFO
(650) 813-8222

FOR IMMEDIATE RELEASE

GREATER BAY BANCORP TO COMBINE BANK CHARTERS

— Community Bank Identities, Operations and Management Unchanged —

PALO ALTO, Calif., Oct. 29, 2003 — Greater Bay Bancorp (Nasdaq: GBBK), a $7.8 billion in assets financial services holding company, announced today that it will consolidate its 11 bank charters into one national bank charter, Greater Bay Bank, N.A.

Each of Greater Bay Bancorp’s subsidiary bank boards has approved the charter consolidation plan, which remains subject to the approval of the Office of the Comptroller of the Currency. Regulatory approval is anticipated near year-end, at which time the legal and regulatory consolidation will be consummated.

David Kalkbrenner, Chief Executive Officer, stated, “This consolidation is solely intended to streamline our regulatory and legal structure as well as our internal financial and operational management requirements. We will continue to operate each of our community banks as separate and distinct businesses that will retain their names, management teams, and staffing — and which will continue to benefit from the guidance of their current local boards working to tailor the strategies of each bank to specifically fit the unique needs of the markets they serve.”

Kalkbrenner added, “We expect that the consolidation will be virtually transparent to our clients — there will be no changes to the services or the operations of our banks. The success of Greater Bay has been the direct result of our absolute continuing commitment to relationship-based banking, localized decision-making authority, and extensive knowledge of the individual markets we serve. That business philosophy will not change in any way.”

The Company currently expects that the direct expenses necessary to complete this consolidation should approximate $3-4 million, incurred over an eighteen-month period, which the Company estimates will be required to complete the operational phase of this process. The Company believes that these costs will be recouped through operating expense savings within two years. In addition to these projected direct savings, the Company also believes that this new streamlined regulatory structure will preclude the need to add certain future staffing and incur other expenses that would have been otherwise necessary to accommodate its future growth.

About Greater Bay Bancorp

Greater Bay Bancorp through its eleven subsidiary banks, Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, Peninsula Bank of Commerce and San Jose National Bank, along with its operating divisions, serves clients throughout Silicon Valley, San Francisco, the San Francisco Peninsula, the East Bay Region, the North Bay Region and the Central Coastal Region. ABD Insurance and Financial Services, a wholly owned subsidiary of Greater Bay Bancorp, provides commercial insurance brokerage, employee benefits consulting and risk management solutions to business clients throughout the United States.

For additional information and press releases about Greater Bay Bancorp, visit the Company’s web site at http://www.gbbk.com.

Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements relate to the proposed consolidation of the Company’s 11 bank subsidiaries into one community bank and the anticipated benefits and costs related to this consolidation. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements. These risks and uncertainties include, but are not limited to: (1) the timing of receipt of the necessary regulatory approvals for the consolidation; (2) any difficulties that the Company may encounter in the consolidation of the charters of its 11 subsidiary banks with respect to product offerings, customer service, customer retention, reporting and enterprise risk management systems and realizing operating efficiencies; and (3) the other risks set forth in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002. Greater Bay does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

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